Exhibit 10.2

FORBEARANCE AGREEMENT AND SECOND AMENDMENT TO CREDIT AGREEMENT

Reference is made to that certain Credit Agreement, dated as of August 9, 2022 (as the same has been and may in the future be amended, restated, modified, renewed or extended from time to time in accordance with its terms, the “Credit Agreement”), among EMCORE Corporation, a New Jersey corporation (the “Company”), the domestic Subsidiaries of the Company from time to time party thereto as “Borrowers”), the parties defined therein as Lenders (each, a “Lender” and, collectively, the “Lenders”), and HCP-FVU, LLC, as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”). Capitalized terms used in this Agreement (as defined below) and not defined herein have the meanings given to them in the Credit Agreement.

This FORBEARANCE AGREEMENT AND SECOND AMENDMENT TO CREDIT AGREEMENT (this “Agreement”), dated as of April 26, 2024 (the “Execution Date”) and effective as of the first business day following satisfaction, as determined in the sole discretion of the Lenders, of each of the conditions set forth in Section 3(a) below (the “Effective Date”), is by and among the Company, the Borrowers, the Lenders, and the Administrative Agent.

RECITALS

WHEREAS, pursuant to the letter, dated February 28, 2024, the Lenders and the Administrative Agent alleged that the Company and its Subsidiaries’ consolidated audited annual financial statements for the Fiscal Year ended September 30, 2023 contain a “going concern” qualification (the “Alleged Qualification”) from their accounting firm, KPMG LLP, which, if true, would not be in compliance with Section 6.1(a) of the Credit Agreement (the “Alleged Going Concern Default”);

WHEREAS, the Company anticipates Liquidity might be less than $12,500,000 for a period of three (3) consecutive Business Days in the coming weeks (the “Potential Liquidity Occurrence”), which, if such were to transpire, would be a Cash Dominion Trigger Event under, and as such term is defined in, the Credit Agreement;

WHEREAS, the occurrence and continuance of an Event of Default would also be a Cash Dominion Trigger Event under the Credit Agreement, and the Alleged Going Concern Default would be or become an Event of Default;

WHEREAS, to permit the parties to memorialize the agreement related to the Alleged Going Concern Default, the Potential Liquidity Occurrence and the Cash Dominion Trigger Events caused thereby, the Lenders are willing to refrain from accelerating the obligations under the Credit Agreement and taking further action to enforce their existing rights under the terms and conditions provided herein (including enforcing the rights and provisions related to the occurrence of a Cash Dominion Trigger Event), including by directing the Administrative Agent to refrain from taking any such actions for the period specified herein; and

WHEREAS, concurrently with the execution of this Agreement and conditioned upon its execution by the Company, the Lenders have succeeded by assignment to the rights of Wingspire Capital LLC under the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, and subject to the terms and conditions hereof, the Borrowers and the Lenders agree as follows:

1.            Incorporation by Reference. The foregoing recitals are true and correct, and incorporated in this Agreement in full.

2.            Acknowledgement of Credit Agreement, Loans, Default and Cash Dominion Trigger Events. Each Borrower acknowledges and agrees that:

(a)           Alleged Going Concern Default. As a result of the Alleged Qualification, the Lenders and the Administrative Agent allege that an Event of Default has and/or will have occurred and is and/or will be continuing under the Credit Agreement.

(b)           Cash Dominion Trigger Events. If there is or were to be an Event of Default that constitutes one or more Cash Dominion Trigger Events, the Lenders and the Administrative Agent would have certain rights under the Credit Agreement and the Borrowers would have to comply with certain provisions and take certain actions under the Credit Agreement that would not apply in the absence of the occurrence of one or more Cash Dominion Trigger Events.

(c)           Full Force and Effect; Lien; Specified Default and Cash Dominion Trigger Events. (i) The Credit Agreement and the Loans remain in full force and effect, except as modified herein; (ii) the Lenders are Secured Parties and have a first priority lien (subject to Permitted Encumbrances) on the Collateral pursuant to and subject to the terms of the Credit Agreement and the Collateral Documents; and (iii) to such Borrower’s knowledge, there is no currently existing or anticipated breach or default under the Credit Agreement or any other related document, and no Cash Dominion Trigger Event except for (A) the Alleged Going Concern Default, the Cash Dominion Trigger Event caused by or that would be caused by the Alleged Going Concern Default and the Cash Dominion Trigger Event that would be caused by the Potential Liquidity Occurrence and (B) any false representation, warranty, certification or statement regarding (1) the absence of a Default or Event of Default, (2) the absence of a Cash Dominion Trigger Event, or (3) any failure to provide notice of the occurrence or existence of a Default, an Event of Default or a Cash Dominion Trigger Event, in each case under this clause (B) up to the date hereof and solely to the extent arising directly from the Alleged Going Concern Default and one or more Cash Dominion Trigger Events caused by the Alleged Going Concern Default and/or the Potential Liquidity Occurrence (all of the foregoing collectively, the “Specified Default and Events”).

(d)          Reaffirmation of Loans. Each Borrower hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement, (ii) agrees and acknowledges that the Loans constitute legal, valid and binding obligations of such Borrower, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law), and that (x) no offsets, recoupments, defenses or counterclaims of any nature whatsoever to the Loans with respect to the Credit Agreement or any other causes of action with respect to the Loans with respect to the Credit Agreement exist and (y) no portion of the Loans with respect to the Credit Agreement is subject to avoidance, disallowance, recharacterization, reduction, offset, recoupment or subordination, (iii) agrees that such ratification and reaffirmation is not a condition to the continued effectiveness of the Credit Agreement, and (iv) agrees that neither such ratification and reaffirmation, nor any Lenders’ solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation with respect to any subsequent modifications, consent or waiver with respect to the Credit Agreement. Each Borrower acknowledges and agrees that the Credit Agreement shall continue in full force and effect and that all of its Loans thereunder are valid and enforceable, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law), and shall not be impaired or limited by the execution or effectiveness of this Agreement, other than as expressly set forth herein and subject to the terms hereof.

(e)           Reaffirmation of Collateral. Each Borrower hereby affirms, warrants, and represents that there has been no material modification to the Collateral (other than dispositions of Collateral that were permitted under the Loan Documents), and that such Collateral that remains is in substantially the same condition as it was in upon entering into the Credit Agreement, ordinary wear and tear excepted. The Company further represents that its claims against L3Harris Technologies Inc. and/or United Launch Alliance, L. L. C. (the “Budd Lake Claims”), as recently asserted through a demand letter to the same, represent Collateral in which Lenders hold a first priority security interest to the extent perfectible by filing a UCC financing statement. To the extent creation or perfection of Lenders’ security interest in the Budd Lake Claims, or any other Collateral, require further documentation at any time, the Borrowers covenant that they shall cooperate fully with Lenders’ efforts to effectuate the same, including by signing, filing, or recording, or authorizing Lenders to sign, file, or record such additional documentation as may be reasonably requested by Lenders, including the filing of an amendment to Lenders’ UCC-1 Financing Statement(s). The Company hereby expressly authorizes Lenders to file such an amendment with respect to the Budd Lake Claims in the event Lenders determine such action to be appropriate.

3.	Forbearance and Related Provisions.

(a)           Forbearance and Direction; Conditions to Effective Date; Consideration; Deadline. The Lenders hereby agree (i) not to accelerate the obligations or otherwise exercise default remedies under the Credit Agreement and related documents, (ii) not to enforce any of the provisions or terms of the Credit Agreement and the Collateral Documents relating to the occurrence of one or more Cash Dominion Trigger Events (including Sections 2.5(b)(ii), 3.2(b), the second sentence of Section 6.14(a) and the last sentence of Section 6.14(b)) and (iii) to direct the Administrative Agent (which direction must be accepted as a condition hereunder (it being understood that the Administrative Agent’s execution and delivery of an acknowledgment signature page hereto shall constitute such acceptance)) not to accelerate the obligations, exercise default remedies or take any such enforcement action or enforcement of provisions under the Credit Agreement and related documents, in the case of both (i) and (ii), in respect of the Specified Default and Events during the period from the Effective Date to the Forbearance Termination Date (as defined below, and the foregoing period being referred to herein as the “Forbearance Period”), and such agreement shall, without cash or any other consideration payable to the Lenders, be in exchange for and conditioned on the occurrence of the following, together with all additional covenants made and obligations undertaken by the Borrowers under this Agreement (as to which the Borrowers hereby agree): the Borrowers shall pay in immediately available funds the reasonable and documented (in summary invoice form without revealing any information subject to the attorney-client or similar privileges) fees and expenses incurred through the Execution Date of outside legal counsel to the Lenders and the Administrative Agent, not to exceed $80,000 without the consent of the Borrowers, not to be unreasonably withheld.

(b)            Termination of Forbearance Period. Unless the Lenders shall agree otherwise in writing, the Forbearance Period shall automatically terminate on the earliest of the following (the “Forbearance Termination Date”): (i) 11:59 pm (California time) on May 31, 2024; (ii) the date that any breach or default (other than any Specified Default or Events) occurs or is determined to have occurred under the Credit Agreement or any other related document, including this Agreement; and (iii) the date that a Borrower initiates any judicial, administrative or arbitration proceeding against any Lenders or the Administrative Agent.

(c)            Rights on Termination. Upon the Forbearance Termination Date, the obligation of any Lender to continue to forbear will terminate automatically and without notice (unless the Lenders execute a written extension to the contrary). Thereupon, each Lender shall have the full right and power immediately and unconditionally to take such action as it deems appropriate and authorized by law or in this Agreement or in the Credit Agreement or any related document.

(d)            Reservation of Rights; Acknowledgment. Each Lender expressly reserves the right to exercise, and to direct the Administrative Agent to exercise, all remedies under the Credit Agreement and enforce all provisions (i) immediately on and after the Forbearance Termination Date in respect of any Event of Default then existing or (ii) upon the occurrence and continuation of any Event of Default (other than the Specified Default and Events) during the Forbearance Period. Each Borrower agrees that each Lender has such right to so exercise and so direct the Administrative Agent without notice or further action on and after the Forbearance Termination Date. Except as otherwise provided for in this Agreement, there shall be no waiver of any right, remedy, or cause of action that the Administrative Agent and any Lender may now have or be able to enforce or may have or be able to enforce in the future under or in connection with the Credit Agreement, the Borrowers, or otherwise.

(e)            Prior Understandings. This Agreement sets forth the entire understanding relating to the Forbearance Period and the forbearance from taking actions authorized in the Credit Agreement, and supersedes all prior understandings and agreements, written or oral, with respect to such Forbearance Period or forbearance.

4.	Representations and Warranties by the Borrowers.

Each Borrower hereby represents and warrants to the Lenders and the Administrative Agent as of the date hereof, with respect to itself only, as follows:

(a)            Existence. It is duly organized, formed, or incorporated, validly existing and (where applicable) in good standing under the laws of its place of incorporation, formation, or organization, with the power under the law and its constituent or organizational documents to execute, deliver and perform its obligations under this Agreement.

(b)            Execution and Delivery. This Agreement has been validly executed and delivered by the Borrowers.

(c)            Authorization; No Conflicts; No Consent. The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement (i) have been duly authorized by all necessary corporate (or equivalent) action on the part of such Borrower, (ii) do not (A) contravene, breach or conflict with the constituent or organizational documents of such Borrower or (B) violate any applicable requirement of law or any order or material contract relating to Indebtedness, and (iii) do not and will not require either consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over such Borrower which has not already been obtained.

(d)            Enforceability. This Agreement is the legal, valid, and binding obligation of such Borrower and is enforceable against such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.	Representations and Warranties by the Lenders; Lender Direction.

Each of the Lenders, on its own behalf and as to itself, hereby represents and warrants to the Borrowers and the Administrative Agent as of the date hereof as follows:

(a)            Execution and Delivery. This Agreement has been validly executed and delivered by such Lenders separately and not jointly.

(b)            Ownership. Such Lender (i) is the beneficial owner of the aggregate principal amount of Loans under the Credit Agreement set forth opposite its name in Schedule 1 attached hereto, and/or (ii) has, with respect to the beneficial owners of such Loans, (A) sole investment or voting discretion with respect to such Loans, (B) full power and authority to vote on and consent to matters concerning such Loans, and (C) full power and authority to bind or act, on the behalf of, such beneficial owners.

(c)            Authorization; No Conflicts; No Consent. Such Lender’s execution, delivery and performance of this Agreement (i) has been duly authorized by all necessary action on the part of such Lender, (ii) does not (A) contravene, breach or conflict with such Lender’s constituent or organizational documents or (B) violate any applicable requirement of law or any order, material contract concerning operations, or undertaking to which such Lender or any of its subsidiaries is a party or by which any of their properties is or may be bound, and (iii) does not and will not require either consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over such Lender, or any other person or entity, which has not already been obtained.

(d)            Enforceability. This Agreement is the legal, valid, and binding obligation of such Lender and is enforceable against such Lender in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e)            Direction to Administrative Agent. By each Lender’s execution and delivery of this Agreement, each Lender hereby directs the Administrative Agent pursuant to Section 8.2 and Article 9 of the Credit Agreement not to accelerate the obligations, exercise default remedies, or take any enforcement action or enforce provisions under the Credit Agreement and related documents in respect of the Specified Default and Events during the period from the Effective Date to the Forbearance Termination Date, and each Lender agrees that such direction shall not be amended, modified, revoked, or superseded during such period without the Company’s prior written consent.

(f)            Collective Ownership. Assuming the accuracy of each other Lender’s representation and warranty in Section 5(b) hereof, such Lender and each other Lender collectively beneficially own 100% of the aggregate principal amount of the Loans.

6.	Expenses.

Each Borrower acknowledges that the Lenders will continue to accrue legal fees and expenses relating to this Agreement (including in respect of enforcement of their rights under the Credit Agreement). The Borrowers agree to pay to the Lenders the reasonable and documented fees of outside legal counsel of the Lenders and the Administrative Agent, incurred after the Execution Date and on or before the Forbearance Termination Date, to the extent an invoice in reasonable detail shall have been received by the Company reasonably in advance thereof (in summary invoice form without revealing any information subject to the attorney-client or similar privileges).

7.	General Release.

In consideration of, among other things, the forbearance provided for herein, each Borrower, on behalf of itself and its subsidiary entities, and/or any of their respective agents, forever waives, releases, and discharges any and all claims (including, without limitation, cross- claims, counterclaims, rights of setoff and recoupment), causes of action, demands, suits, costs, expenses, and damages that it now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, that arise under or relate to any of the Loans, the Credit Agreement, this Agreement, or such Borrower’s rights or obligations under any of the foregoing (collectively, “Claims”), against any Lender or any of their current or former affiliates as of the date of the Alleged Going Concern Default and one or more Cash Dominion Trigger Events caused by the Alleged Concern Default and/or the Potential Liquidity Occurrence, the Administrative Agent, any of its or their subsidiary and affiliate entities, and any of its or their successors, assigns, officers, directors, employees, agents, attorneys, and other representatives, based in whole or in part on facts, whether or not known, existing on or prior to the date of this Agreement. For the avoidance of doubt, the foregoing shall not constitute a release of any party’s express obligations under this Agreement. The Lenders may enforce the release of any of their current or former affiliates as of the date of the Alleged Going Concern Default and one or more of the Cash Dominion Trigger Events caused by the Alleged Going Concern Default and/or the Potential Liquidity Occurrence. The provisions of this Section 7 shall survive the termination of the Credit Agreement and payment in full of the Loans.

8.            Forbearance Fee. In consideration of this Forbearance, the Company shall grant to Lenders the number of warrants set forth in and in the form described in (and shall issue them pursuant to) an agreement substantially in the form of the agreement attached hereto as Exhibit A.

9.            Amendments to Credit Agreement. Each Borrower acknowledges that the following amendments to the terms of the Credit Agreement are a material inducement to each Lender’s acquisition of the same and to each Lender’s agreement to this Forbearance:

(a)            Section 3.1(a) is amended and replaced in its entirety as follows: “Each Loan and all other Obligations hereunder shall bear interest at the rate of 12% per annum.”

(b)	Section 3.1(c) is eliminated.

(c)            Section 3.1(e) is amended and replaced in its entirety as follows: “All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).”

(d)	Section 3.1(f) is eliminated.

(e)	Section 3.3 (including all subparts) is eliminated.

(f)	Section 7.2(d) is eliminated.

(g)            Section 7.2(j) is amended and replaced in its entirety as follows: “additional Liens securing obligations not exceeding $100,000 at any one time outstanding; provided any such liens under this clause (j) shall not secure Indebtedness for borrowed money.”

(h)            Notwithstanding anything in this Agreement to the contrary, solely for purposes of determining the Financial Covenant Testing Trigger Event and Financial Covenant Testing Trigger Period, the Availability will be measured disregarding the Revolving Credit Maximum Amount such that the Availability will be the Borrowing Base less the amount of the Total Revolving Outstandings at time of measurement.

(i)            Each Borrower understands and acknowledges that all Loans under the Credit Agreement are hereby converted to a fixed rate of interest, as set forth in item 9(a) above, and that all references in the Credit Agreement to any other rates are interest, including to the extent such references have not been expressly modified herein, shall henceforth be presumed to be superseded by the modifications outlined in this Forbearance.

(j)            The definition of “Default Rate” in Section 1.1 is amended and replaced in its entirety as follows: “‘Default Rate’ means 18% per annum.” The parties agree that during the Forbearance Period, the applicable rate of interest on the Loans will be determined without considering an actual or alleged Default or Event of Default by virtue of any of the Specified Default and Events.

(k)           For any interest payments owed under the Credit Agreement, Borrowers may elect to pay all or a portion of such interest as payment-in-kind (“PIK Interest”) by delivering notice to Lenders in advance of the date when such interest was owed, thereby increasing the principal balance that is due and payable on the Maturity Date under the applicable Loan(s). Any voluntary prepayment of any outstanding PIK Interest shall be permitted at any time without prepayment fee.

(l)            For so long as the Credit Agreement remains in effect, and for 12 months following its termination, upon Borrowers engaging in any fundraising through either issuance of debt or sale or issuance of capital stock to any person (a “Subsequent Financing”), Lenders shall have the right to participate in such Subsequent Financing by crediting up to the amount of the total balance owed under the Credit Agreement, including Minimum Interest (as defined below), should it remain outstanding (but with no fees payable to the Lenders or discount to par in favor of the Lenders for and solely resulting from any such crediting), or by contributing new funds, on the same terms, conditions, and price (with no greater fees payable to the Lenders or discount to par in favor of the Lenders compared to the price to which any other participating person is subject) provided for in the Subsequent Financing to other parties. Borrowers shall give written notice to Lenders of such intention to undertake a Subsequent Financing and shall share with Lenders material terms of such Subsequent Financing, including the price and other terms of such event, and shall provide Lenders with at least weekly updates regarding Borrowers’ progress regarding the Subsequent Financing. Lenders shall have ten business days from the time of such initial notice to elect, by written notice to Borrowers, to participate on such terms.

(m)           In no event shall the total amount owed under the Credit Agreement exceed the Purchase Price, as that term is defined in the Assignment Agreement dated April 25, 2024 and entered into by and between Wingspire Capital LLC and Lenders (the “Total Loan Cap”) with the exception of any PIK Interest. No Lender is under any obligation to make any further advances, loans, or extensions of credit to Borrowers, including under the Credit Agreement, following the execution of this Forbearance. Each Borrower acknowledges and agrees that no Lender shall have any obligation whatsoever to make any additional Loans, extend any additional credit or otherwise make any further financial accommodations to Borrowers or any other Credit Party under the Credit Agreement or otherwise (including, without limitation, during the Forbearance Period). In connection with the foregoing, all references to “Cash Dominion Trigger Event” and “Cash Dominion Trigger Period” in the Credit Agreement are hereby deleted from the Credit Agreement.

(n)           From the date of this Forbearance, should the Credit Agreement be terminated for any reason, including without limitation from the mandatory or voluntary payment by Borrower, less than one year from the date of this Forbearance, Borrower shall owe to Lenders the full amount of interest that would have otherwise been owed had a final payoff under the Credit Agreement been received one year from the date of this Forbearance (the “Minimum Interest”).

(o)           The sum of Borrowers’ Unrestricted Cash and Cash Equivalents shall not be less than the Statutory Obligations. “Statutory Obligations” shall mean Borrowers’ reasonable calculation of two weeks of payroll obligations, plus accrued and payable benefits including paid time off, plus severance obligations, plus all amounts owed to any Government Authority for taxes accrued and payable through the applicable measurement date, licensing fees, or other similar statutory obligations.

(p)            The sum of Borrowers’ Unrestricted Cash, Cash Equivalents, and Eligible Accounts (which may include additional otherwise excluded Accounts reasonably acceptable to the Lenders in Lenders’ sole discretion), shall not be less than the total of the Obligations plus Statutory Obligations.

(q)            Company shall have at least break even Operating Cash Flow on a quarterly basis beginning with the three-month period ending September 30, 2024. “Operating Cash Flow” means, for any period, the cumulative amount, without duplication, of cash operating receipts for the Company and its Subsidiaries minus the cumulative amount, without duplication, of cash operating disbursements for the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP and excluding any extraordinary and non-recurring gains or losses incurred during such period such as restructuring costs as may be agreed in writing by Lender in its reasonable discretion, all determined on a consolidated basis and in accordance with GAAP.

(r)            Sections 7.2 and 7.5 of the Credit Agreement shall remain in effect, provided, however, that consent of the Administrative Agent or the Lenders shall not be required in connection with the sale of any assets related to the Company’s Chips business (the “Chips Assets”), including its indium phosphide wafer fab assets, as defined as “Purchased Assets” under that certain Asset Purchase Agreement in the form made available to the Administrative Agent, and provided, further, that in the case of any such sale of the Chips Assets in accordance with schedule 9(o), the Administrative Agent and the Lenders shall promptly provide lien releases with respect to the Chips Assets.

(s)            The Borrowers shall deliver to the Administrative Agent and the Lenders on a weekly basis material sufficient to determine whether the Borrowers are in compliance with the covenants contains in the Credit Agreement and this Agreement, including without limitation those in Section 9(o) and 9(p) of this Agreement. Unless the Administrative Agent or Lenders request not to receive such materials, the Borrowers shall deliver to the Administrative Agent and the Lenders all materials which are provided to the Board of Directors, concurrently with delivery to the Board of Directors, with the following exceptions: (i) attorney-client privileged materials; (ii) materials to be considered by the Board of Directors that relate to the Credit Agreement or discussions/negotiations with the Lenders or the Administrative Agent; and (iii) materials related to a third party that are subject to a non-disclosure agreement prohibiting their disclosure to Lenders.

10.            Amendments to the Credit Agreement. The parties acknowledge that there might be ambiguities that arise by virtue of there being conflicting or inconsistent provisions contained in the Credit Agreement after giving effect to the amendments thereto contained in this Agreement. If the Borrowers or the Lenders bring any such ambiguity to the attention of the other party, such other party agrees to discuss in good faith such ambiguity with a view to resolving it to the mutual satisfaction of all parties; provided however that it is understood and agreed that, unless and until such ambiguity is so resolved, the language of this Agreement shall control.

11.            Restructuring Advisor. The Borrowers shall not engage the services of a restructuring, turn-around or similar professional advisor (the “Advisor”) without obtaining the prior written consent (not to be unreasonably withheld or delayed) of the Lenders within 10 days of execution in regard to the fees that would be payable to the Advisor. For the avoidance of doubt, the foregoing sentence is not intended to apply to an investment banker or other financial advisor who is engaged for the purpose of advising on, arranging, or acting as an underwriter, placement agent, bookrunner or arranger of a debt or equity financing or asset dispositions or acquisitions provided that Borrower shall provide the Lenders with at least seven Business Days’ notice prior to engaging such investment banker or other financial advisor. Further, to the extent a Borrower determines that it will file a bankruptcy petition, an assignment for the benefit of creditors, or for similar relief under any Debtor Relief Laws, such Borrower shall provide the Lenders with at least seven Business Days’ written notice of such intention prior to such filing and shall use best efforts to negotiate a cash collateral order with the Lenders in advance of such filing. Further, Lenders shall have a right of first refusal with respect to any opportunity to be a stalking horse bidder, DIP lender with first-position lien priority, or sponsor of such Borrower’s plan of reorganization in any insolvency proceeding.

12.            Restructuring Committee. Not later than the fifth Business Day following the Effective Date, the Company shall appoint (or cause to be appointed) Cletus Glasener and Jeff Roncka to serve on a special committee of the Company’s Board of Directors (the “Restructuring Committee”), which Restructuring Committee shall have the authority to oversee and direct efforts by the Company to reduce its costs. Within 21 days thereafter, the Restructuring Committee shall have approved and used commercially reasonable efforts to implement cost reductions that, based on projections prepared in good faith based on assumptions that are believed to be reasonable at the time such projections are prepared, are expected to result in the Company achieving at least break even Operating Cash Flow on a quarterly basis beginning with the three-month period ending September 30, 2024 (the “Restructuring Plan”). Lender shall be timely kept apprised of all discussions and documents related to the Restructuring Plan, which shall include a progress dashboard report which will be made available by the Company to the Lenders upon the Lenders’ request. Notwithstanding the foregoing, the Company shall initiate cost reductions promptly following the Effective Date and prior to the formation of the Restructuring Committee and Restructuring Plan, and any such reductions shall be incorporated into and taken into account by Restructuring Committee in the formulation of the Restructuring Plan. Further, as part of Lenders’ right to inspect Borrowers’ assets pursuant to Section 6.6 of the Credit Agreement, Lenders shall be granted access to facilities, employees, and other materials and information necessary to allow Lenders to conduct an activity-based costing analysis, at Borrowers’ expense; Lenders are further authorized to deliver to Borrowers a report of an activity-based costing analysis to be performed by Lenders, which report shall be provided to the Restructuring Committee, the actual cost of which shall be reimbursed to Lenders in accordance with Section 6.6 of the Credit Agreement; Lenders make no representations or warranties, express or implied, of any kind in conjunction with such report. Through this report, Lenders shall be empowered to make recommendations to the Restructuring Committee based on an Activity Based Costing exercise which shall involve interviewing employees at the Director level and above to allocate their time to products and to assist in the preparation of a profit and loss statement by product to support Borrowers' effort to reach break-even or better performance. Borrowers hereby expressly agree that only the Restructuring Committee shall be charged with directing management to implement such activities and that the Lenders shall not by this activity exert any undue influence on the operational decisions of Borrowers. Moreover, Borrowers acknowledge the opportunity cost to the Lenders of performing such work and expressly releases the Lenders from any claims of lender liability in connection with its services to Borrowers in aiding its analysis.

13.           In any Event of Default, Borrower shall appoint a Chief Restructuring Officer (CRO); Borrower shall select the CRO, with the consent of Lenders.

14.	Miscellaneous.

(a)            Effect. This Agreement is limited to the specific and express purpose for which it is granted as among the Borrowers, the Lenders and the Administrative Agent and shall not be construed as a consent, waiver, amendment or other modification with respect to any term, condition or other provision of the Credit Agreement.

(b)            Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

(c)            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. This Agreement may also be executed by .PDF or by electronic signature hereto and shall be deemed for all purposes to be an original signatory page.

(d)            APPLICABLE LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(e)            Amendment. No amendment, modification, rescission, waiver, or release of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Borrowers and the Lenders (as well as the Administrative Agent solely to the extent its rights are impaired).

(f)            Section Titles. The section titles contained in this Agreement are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement.

(g)            Integration; Waivers. This Agreement, the Credit Agreement, and the other written agreements, instruments, and documents entered into in connection therewith set forth in full the terms of agreement with respect to the subject matter thereof and are intended as the full, complete, and exclusive contract governing the relationship with respect thereto, superseding all other discussions, promises, representations, warranties, agreements, and understandings with respect thereto.

(h)            Successors and Assigns. This Agreement shall bind each of the undersigned Borrowers, Administrative Agent, and Lenders (and their respective direct or indirect successors, assigns and designees) and every subsequent holder or beneficial owner of the Loans.

(i)            Concerning the Administrative Agent. HCP-FVU, LLC, in respect of its rights and obligations as Administrative Agent, is acknowledging this Agreement solely in such capacity under the Credit Agreement and not in its individual capacity. For the avoidance of doubt, this paragraph does not apply to HCP-FVU, LLC in its capacity as a Lender. In acting hereunder, the Administrative Agent shall be entitled to all of the rights, privileges, immunities, and indemnities granted to the Administrative Agent under the Credit Agreement, as if such rights, privileges, immunities and indemnities were expressly set forth herein. Promptly after the satisfaction of the conditions set forth in Section 3 of this Agreement, the Borrowers shall deliver to the Administrative Agent a written notice confirming the satisfaction of such conditions. The Administrative Agent shall have no duty to monitor or confirm the compliance by the Borrowers of its obligations under this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the signatories hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

BORROWERS:

EMCORE CORPORATION

By:	/s/ Jeff Rittichier
Name: Jeff Rittichier
Title: President and Chief Executive Officer

EMCORE SPACE & NAVIGATION CORPORATION

By:	/s/ Jeff Rittichier
Name: Jeff Rittichier
Title: President and Chief Executive Officer

EMCORE CHICAGO INERTIAL CORPORATION

By:	/s/ Jeff Rittichier
Name: Jeff Rittichier
Title: President and Chief Executive Officer

[Forbearance Agreement and Second Amendment to Credit Agreement (Signature Page)]

HCP-FVU, LLC, as the Administrative Agent and a Lender

By:	/s/ Martin Hale
Name: Martin Hale
Title: CEO

[Forbearance Agreement and Second Amendment to Credit Agreement (Signature Page)]